OICCO ACQUISITION IV, INC.

5881 NW 151 Street, Suite 216

Miami Lakes, FL 33014

July 3, 2014

“CORRESPONDENCE”

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F. Street, N.E.

Washington, D.C. 20549-4631

Re:	OICCO ACQUISITION IV, INC.

Registration Statement on Form S-1

File No. 333-165760

Ladies and Gentlemen:

We respectively withdraw our request for expedited effectiveness requested by our correspondence submitted July 2, 2014.

Very truly yours,

OICCO ACQUISITION IV, INC.

By:	/s/ MIGUEL DOTRES
Miguel Dotres
Chief Executive Officer